EXHIBIT 77J

Reclassification of Capital Accounts:   The  Prudential
Europe  Growth  Fund,  Inc. accounts  and  reports  for
distributions  to shareholders in accordance  with  the
American  Institute  of Certified  Public  Accountant's
Statement of Position 93-2:  Determination, Disclosure,
and Financial Statement Presentation of Income, Capital
Gain, and Return of Capital Distributions by Investment
Companies.    The  effect  caused  by   applying   this
statement  was to decrease undistributed net investment
loss  and  decrease accumulated net  realized  gain  on
investments   and  foreign  currency  transactions   by
$278,360 for the year ended April 30, 1997, due to realized and recognized currency gains during the period.